Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Media Contact:
Pamela Catlett	Kellie Leonard
(503) 671-4589	(503) 671-6171

NIKE REPORTS FIRST QUARTER EARNINGS PER SHARE OF $1.03

Revenue up 17 percent; Worldwide Futures Orders Up 10 Percent

BEAVERTON, Ore., Sept. 24, 2008 – NIKE, Inc. (NYSE: NKE) today announced financial results for its fiscal 2009 first quarter ended August 31, 2008. Revenue grew 17 percent to $5.4 billion, compared to $4.7 billion for the same period last year. Changes in currency exchange rates increased revenue growth by 7 percentage points for the quarter. First quarter net income decreased 10 percent to $510.5 million, compared to $569.7 million in the prior year. Diluted earnings per share decreased 8 percent to $1.03, versus $1.12 last year. In the prior year’s first quarter, the Company received a one-time tax benefit of $105.4 million, which contributed $0.20 per diluted share. Adjusted for this prior year benefit, net income and earnings per share would have grown 10% and 12%, respectively.

“NIKE’s first-quarter results reflect the strength of our brands and our global business,” said NIKE, Inc. President and CEO Mark Parker. “Our relentless focus on product innovation and premium consumer experiences generated balanced growth across every region and market share gains in key categories.”

Parker concluded, “NIKE is able to connect with consumers and energize the market like nobody else. As we combine that with running a strong and smart business, we generate new growth, deliver strong cash flows, and create greater value for our shareholders.”*

Futures Orders

The Company reported worldwide futures orders for athletic footwear and apparel, scheduled for delivery from September 2008 through January 2009, totaling $6.8 billion, 10 percent higher than such orders reported for the same period last year. Changes in currency exchange rates increased reported orders growth by 1 percentage point.*

By region, futures orders for the U.S. were up 3 percent; Europe (which includes the Middle East and Africa) increased 4 percent; and Asia Pacific and the Americas each grew 27 percent. Changes in currency exchange rates did not have a significant impact on reported futures orders growth in Europe, but did increase reported futures orders growth by 3 percentage points in the Asia Pacific and Americas regions.

Regional Highlights

U.S.
During the first quarter, U.S. revenues increased 8 percent to $1.8 billion versus $1.6 billion for same period last year. U.S. athletic footwear revenues increased 9 percent to $1.2 billion. Apparel revenues increased 9 percent to $464.4 million. Equipment revenues were flat with last year at $97.7 million. U.S. pre-tax income increased 1 percent to $351.9 million.

Europe
First quarter revenues for the European region grew 20 percent to $1.8 billion from $1.5 billion for the same period last year.  Changes in currency exchange rates increased revenue growth by 15 percentage points. Footwear revenues increased 24 percent to $982.4 million. Apparel revenues grew by 15 percent to $649.7 million and equipment revenues increased 20 percent to $146.6 million. Pre-tax income increased 17 percent to $442.4 million.

Asia Pacific
In the first quarter, revenues in the Asia Pacific region grew 36 percent to $860.6 million compared to $633.7 million a year ago. Changes in currency exchange rates increased revenue growth by 10 percentage points. Footwear revenues were up 37 percent to $454.0 million, apparel revenues increased 38 percent to $332.7 million and equipment revenues grew 21 percent to $73.9 million. Pre-tax income increased 15 percent to $185.5 million.

Americas
Revenues in the Americas region increased 26 percent to $355.7 million, an improvement from $282.0 million for the same period last year. Currency exchange rates contributed 7 percentage points to this growth rate. Footwear revenues were up 24 percent to $245.8 million, apparel revenues increased 36 percent to $79.4 million and equipment revenues grew 21 percent to $30.5 million. Pre-tax income was up 18 percent to $69.1 million.

Other Businesses

For the first quarter, Other business revenues, which include Cole Haan, Converse Inc., Hurley International LLC, NIKE Golf, and Umbro Ltd, which was acquired in the fourth quarter of last year, grew 7 percent to $655.3 million from $612.8 million last year and pre-tax income decreased 9 percent to $86.3 million.

Current year amounts are not directly comparable to the prior year due to changes in the Company’s affiliate brands portfolio. In the first quarter of last year the Company’s Other business segment included Converse Inc., NIKE Golf, Cole Haan, Hurley International LLC, the Starter Brand and NIKE Bauer Hockey. Following a corporate strategic review the Starter Brand and NIKE Bauer Hockey were sold in the third and fourth quarter of fiscal 2008, respectively. .  First quarter revenues and pretax income for the continuing Other businesses (Converse Inc., NIKE Golf, Cole Haan and Hurley International LLC) grew 20% and 19%, respectively.

Income Statement Review

In the first quarter of fiscal 2009 gross margins were 47.2 percent compared to 44.8 percent for the same period last year. The increase in gross margin versus the prior year quarter reflects an improved sales mix of higher margin footwear products in the Company’s U.S. and EMEA regions, favorable hedge results, sourcing cost initiatives and higher margins in our Other businesses, partially offset by higher input costs and lower apparel margins in the U.S.

As anticipated, selling and administrative expenses were 34.2 percent of first quarter revenue compared to 30.8 percent for the same period last year due to demand creation spend in support of the European Championships and the Olympic games in Beijing. The effective tax rate for the first quarter was 28.5 percent compared to 15.0 percent for the same period last year. The prior year tax rate was significantly lower due to the one-time utilization of past foreign losses, which contributed $0.20 per diluted share to last year’s results.

Balance Sheet Review

At quarter end, global inventories stood at $2.5 billion, an increase of 14 percent from August 31, 2007.  Cash and short-term investments were $2.6 billion at the end of the quarter, compared to $2.8 billion at the end of the first quarter last year.

Share Repurchase Program

During the first quarter, the Company repurchased a total of 7,068,980 shares for approximately $429.8 million in conjunction with the Company’s four-year, $3 billion share repurchase program approved by the Board of Directors in June 2006.  As of the end of the first quarter the Company has repurchased a total of 45.7 million shares for approximately $2.5 billion under this program. On September 22, the Company also announced a new, four-year $5 billion share repurchase program to commence upon the completion of its current $3 billion program.

About NIKE, Inc.

NIKE, Inc. based near Beaverton, Oregon, is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly-owned NIKE subsidiaries include Cole Haan, which designs, markets and distributes luxury shoes, handbags, accessories and coats; Converse Inc., which designs, markets and distributes athletic footwear, apparel and accessories; Hurley International LLC, which designs, markets and distributes action sports and youth lifestyle footwear, apparel and accessories; and Umbro Ltd., a leading United Kingdom-based global football (soccer) brand. For more information, NIKE’s earnings releases and other financial information are available on the Internet at www.NIKEbiz.com/investors.

* The marked paragraphs contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially.  These risks and uncertainties are detailed from time to time in reports filed by NIKE with the S.E.C., including Forms 8-K, 10-Q, and 10-K. Some forward-looking statements in this release concern changes in futures orders that are not necessarily indicative of changes in total revenues for subsequent periods due to the mix of futures and “at once” orders, exchange rate fluctuations, order cancellations and discounts, which may vary significantly from quarter to quarter, and because a significant portion of the business does not report futures orders.

(Tables Follow)

NIKE, Inc.
CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD ENDED AUGUST 31, 2008
(In millions, except per share data)

	QUARTER ENDED
INCOME STATEMENT	08/31/2008	08/31/2007	% Chg
Revenues	$5,432.2	$4,655.1	17%
Cost of sales	2,870.1	2,568.1	12%
Gross margin	2,562.1	2,087.0	23%
	47.2%	44.8%

Selling and administrative expense	1,856.4	1,434.7	29%
	34.2%	30.8%

Interest income, net	10.1	24.6	-59%
Other expense, net	(1.6)	(6.6)	76%

Income before income taxes	714.2	670.3	7%

Income taxes	203.7	100.6	102%
	28.5%	15.0%

Net income	$510.5	$569.7	-10%

Diluted EPS	$1.03	$1.12	-8%

Basic EPS	$1.05	$1.14	-8%

Weighted Average Common Shares Outstanding:
Diluted	494.9	507.3
Basic	487.2	499.4
Dividends declared	$0.23	$0.185

NIKE, Inc.
BALANCE SHEET	08/31/2008	08/31/2007
	(In millions)
ASSETS
Current assets:
Cash and equivalents	$1,625.6	$1,973.9
Short-term investments	966.1	817.4
Accounts receivable, net	3,035.4	2,774.1
Inventories	2,453.9	2,154.9
Deferred income taxes	175.8	220.3
Prepaid expenses and other current assets	687.8	400.9

Total current assets	8,944.6	8,341.5

Property, plant and equipment	4,111.0	3,732.5
Less accumulated depreciation	2,236.2	2,014.9
Property, plant and equipment, net	1,874.8	1,717.6

Identifiable intangible assets, net	712.4	409.5
Goodwill	425.1	130.8
Deferred income taxes and other assets	637.9	414.1

Total assets	$12,594.8	$11,013.5

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$31.5	$5.8
Notes payable	220.1	140.2
Accounts payable	1,205.9	971.5
Accrued liabilities	1,639.8	1,313.9
Income taxes payable	214.3	184.0

Total current liabilities	3,311.6	2,615.4

Long-term debt	407.3	420.9
Deferred income taxes and other liabilities	843.0	622.3
Redeemable preferred stock	0.3	0.3
Shareholders' equity	8,032.6	7,354.6

Total liabilities and shareholders' equity	$12,594.8	$11,013.5

NIKE, Inc.
	QUARTER ENDED
DIVISIONAL REVENUES[1]	08/31/2008	08/31/2007	% Chg
	(In millions)
U.S. Region
Footwear	$1,219.8	$1,119.9	9%
Apparel	464.4	428.0	9%
Equipment	97.7	97.5	0%
Total	1,781.9	1,645.4	8%

EMEA Region
Footwear	982.4	791.9	24%
Apparel	649.7	567.0	15%
Equipment	146.6	122.3	20%
Total	1,778.7	1,481.2	20%

Asia Pacific Region
Footwear	454.0	332.1	37%
Apparel	332.7	240.5	38%
Equipment	73.9	61.1	21%
Total	860.6	633.7	36%

Americas Region
Footwear	245.8	198.4	24%
Apparel	79.4	58.3	36%
Equipment	30.5	25.3	21%
Total	355.7	282.0	26%

	4,776.9	4,042.3	18%

Other businesses	655.3	612.8	7%

Total NIKE, Inc. revenues	$5,432.2	$4,655.1	17%

[1] Certain prior year amounts have been reclassified to conform to fiscal year 2009 presentation. These changes had no impact on previously reported results of operations or shareholders' equity.

NIKE, Inc.
	QUARTER ENDED		%
PRE-TAX INCOME[1,2]	08/31/2008	08/31/2007	Chg
	(In millions)

U.S. Region	$351.9	$348.2	1%
EMEA Region	442.4	379.2	17%
Asia Pacific Region	185.5	160.9	15%
Americas Region	69.1	58.8	18%
Other businesses	86.3	95.2	-9%
Corporate[3]	(421.0)	(372.0)	-13%

Total pre-tax income[1]	$714.2	$670.3	7%

[1] The Company evaluates performance of individual operating segments based on pre-tax income. Total pre-tax income equals Income before income taxes as shown on the Consolidated Income Statement.

[2] Certain prior year amounts have been reclassified to conform to fiscal year 2009 presentation. These changes had no impact on previously reported results of operations or shareholders' equity.
[3]“Corporate” represents items necessary to reconcile to total pre-tax income, which includes corporate costs that are not allocated to the operating segments for management reporting and inter-company eliminations for specific items in the Consolidated Income Statement.